UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2007

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Palomar Airport Road

Carlsbad, CA 92011

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On June 1, 2007, Alphatec Holdings, Inc. (the “Company”) and John H. Foster mutually agreed that Mr. Foster would resign as President and Chief Executive Officer of the Company, with such resignation being effective no later than July 2, 2007. Mr. Foster shall remain the Chairman of the Company’s Board of Directors. Mr. Foster’s resignation was not due to any disagreement with the Company.

(c) On June 1, 2007, the Company, acting through its Board of Directors, appointed Dirk Kuyper, age 50, as the President and Chief Executive Officer of the Company, effective July 2, 2007. In connection with this appointment, on June 1, 2007 the Company entered into an employment agreement with Mr. Kuyper (the “Agreement”). Pursuant to the Agreement, Mr. Kuyper will become the President and Chief Executive Officer of the Company, effective July 2, 2007 (or sooner if agreed upon by the Company and Mr. Kuyper) and he will also serve on the Company’s Board of Directors. Pursuant to the Agreement, the term of Mr. Kuyper’s employment is from July 2, 2007 (or sooner if agreed upon by the Company and Mr. Kuyper) until July 1, 2011.

The Agreement has the following principal terms: Mr. Kuyper will receive an initial annual base salary of $350,000 and he is eligible to receive an incentive bonus each fiscal year in an amount equal to 100% of his annual base salary for such year, with the payment of such bonus based on Mr. Kuyper’s achievement of performance objectives established by the Company’s Board of Directors each fiscal year. The Agreement also provides for certain severance arrangements for Mr. Kuyper. In the event that Mr. Kuyper’s employment is terminated without cause, the Company is required to pay Mr. Kuyper (1) all accrued but unpaid compensation; (2) monthly severance payments based on his annual base salary for a period of 12 months; and (3) payment of, or reimbursement for, the continuation of his health and dental insurance coverage pursuant to COBRA for a 12-month period following such termination date. In the event that Mr. Kuyper’s employment is terminated due to either his death or disability, the Company is required to pay Mr. Kuyper (or his estate, as the case may be) (1) all accrued but unpaid compensation; and (2) an amount equal to Mr. Kuyper’s target bonus for the fiscal year in which such termination occurred (with such amount pro-rated based on the date of termination). In addition, in the event of termination due to death or disability, any unvested stock options and restricted stock awards held by Mr. Kuyper shall become fully vested and not subject to forfeiture or repurchase.

Pursuant to the Agreement, the Company will also grant Mr. Kuyper 690,000 shares of restricted common stock of the Company. So long as Mr. Kuyper continues to be employed by the Company, the restricted stock awarded to him will vest and become non-forfeitable in 16 equal tranches beginning on the date that is three months after the initiation of his employment and every three months thereafter. In addition, upon a change of control of the Company that occurs during his employment, any unvested shares of his restricted stock shall become fully vested. The Agreement also provides for reimbursement of reasonable expenses incurred or paid by Mr. Kuyper in connection with or related to the performance of his duties under the Agreement, including reimbursement of up to $1,000 per month for automobile-related expenses. Pursuant to the Agreement, the Company will also reimburse Mr. Kuyper for up to $270,000 of costs related to his relocation to Carlsbad, CA.

The description of the material terms of the Agreement above is subject to the full term and conditions of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference. There is no family relationship between Mr. Kuyper and any of the executive officers or directors of the Company. There have been no transactions between Mr. Kuyper and the Company in which Mr. Kuyper has a direct or indirect material interest that the Company is required to report.

Since 1990, Mr. Kuyper has worked at Aesculap, Inc., a subsidiary of the healthcare company, B. Braun Melsungen AG, which manufactures surgical instrumentation and implants for various types of surgeries, including spinal, neuro, orthopedic, ENT, plastic and reconstructive, thoracic, micro-vascular, cardiovascular and laparoscopic surgeries. From 2004 until June 2007, Mr. Kuyper was the President of Aesculap. From 2001 until 2004, Mr. Kuyper was the Executive Vice President and Chief Operating Officer of Aesculap. From 1998 until 2001, Mr. Kuyper was the Executive Vice President, Sales and Marketing of Aesculap. From 1990 until 1998, Mr. Kuyper held various sales management positions at Aesculap. Mr. Kuyper received a Bachelor of Science in Biology from the University of Miami and an Executive Education Certificate from the Graduate School of Sales and Marketing at Syracuse University.

The Company’s press release dated June 6, 2007 announcing the appointment of Mr. Kuyper as described above is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Employment Agreement between Alphatec Holdings, Inc. and Dirk Kuyper, dated June 1, 2007.

99.1	Press Release dated June 6, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.

Dated: June 6, 2007

/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Vice President, Compliance

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement between Alphatec Holdings, Inc. and Dirk Kuyper, dated June 1, 2007.

99.1	Press Release dated June 6, 2007.